FILED PURSUANT TO RULE 424(b)(3)
                                   UNDER THE SECURITIES ACT OF 1933 WITH RESPECT
                                          TO REGISTRATION STATEMENT NO. 33-61917

                SUPPLEMENT TO PROSPECTUS, DATED OCTOBER 11, 1995
                           OF ROYCE LABORATORIES, INC.

         Royce Laboratories, Inc., a Florida corporation (the "Company") hereby supplements (the "Supplement") its Prospectus, dated October 11, 1995 (the "Prospectus"). The Prospectus is a part of the Company's Registration Statement on Form S-3 (file no. 33-61917).

         In the Prospectus, the Company registers for sale by the Selling Shareholders (as that term is defined in the Prospectus), among other things, the 833,333 shares of Common Stock underlying common stock purchase warrants (the "Warrants") which the Company issued on July 21, 1995 in connection with a private placement of securities completed on that date (the "Private Placement"). The Private Placement was made in accordance with the terms of the Company's Confidential Private Placement Memorandum, dated July 6, 1995. See "Description of the Warrants" in the Prospectus for a description of the Warrants.

         As set forth in the Prospectus, the Warrants are presently exercisable until July 21, 1996 at an exercise price of $6.50 per share. The Company has elected to reduce the exercise price of the Warrants to $6.00 per share (the "Reduced Exercise Price") from the date of this Supplement until February 12, 1996 (the "Limited Exercise Period") and is requesting that holders of the Warrants consider exercising their Warrants at this time. Warrants not exercised during the Limited Exercise Period will remain outstanding and will continue to be exercisable through July 21, 1996 at an exercise price of $6.50 per share, subject to adjustment in accordance with the terms of the Warrant.

                            DATED: DECEMBER 12, 1995